UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 2, 2018

Date of Report (Date of earliest event reported)

Windtree Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

(Address of principal executive offices)

(215) 488-9300

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 2, 2018 (the “Effective Date”), Windtree Therapeutics, Inc. (the “Company”) executed and delivered to Panacea Venture Management Company Ltd. (the “Holder”), a Secured Convertible Promissory Note (the “Note”) with respect to Loans (defined below) in the aggregate amount of up to US$1.5 million. Simultaneously with the issuance of the Note, the Holder made a loan to the Company in the amount of $1.0 million (“First Tranche Loan”). On or before July 15, 2018, the Holder has agreed to make a second loan to the Company in the amount of $500,000 (“Second Tranche Loan” and together with the First Tranche Loan, the “Loans”).

The Loans will bear interest at a rate of fifteen percent (15%) per annum until paid in full or converted into shares of common stock of the Company at a price per share of $4.00, which was the closing price of the Company’s common stock as quoted on the OTCQB® trading market operated by the OTC Markets Group on June 29, 2018, the trading day immediately preceding the funding date for the First Tranche Loan. In addition, in lieu of converting the Note, the Holder may deliver the Note into a private placement in which Panacea Venture Healthcare Fund I L.P., an affiliate of Holder, may participate. There can be no assurance that such a private placement will be completed.

In connection with the Loans, the Company issued to Holder warrants (the “Series D Warrants”) to purchase 187,500 shares (the “Warrant Shares”) at an exercise price of $4.00 per Warrant Share (the “Exercise Price”). The Warrants may be exercised at any time beginning six months after the date of issuance and through the fifth anniversary of the date of issuance. The Warrants may not be exercised to the extent that the holder thereof would, following such exercise, beneficially own more than 9.99% of the Company’s outstanding shares of Common Stock, which percentage may be increased, decreased or waived by such holder upon sixty-one days’ notice to the Company. The Warrants also contain customary provisions that adjust the Exercise Price and the number of Warrant Shares in the event of a corporate transaction.

The Company issued the Note and Warrants to Holder pursuant to Rule 506(b) of Regulation D and Regulation S under, and Section 4(a)(2) of, the Securities Act of 1933.

Copies of the Note and the form of Warrant are attached to this Current Report on Form 8-K as Exhibits 10.1, and 4.1, respectively.

The foregoing descriptions of the Note and Warrants do not purport to be complete and are qualified in their entirety by reference to the instruments filed as exhibits to this report and incorporated herein by reference. The Note and Warrants are being filed to provide investors and the Company’s stockholders with information regarding the terms thereof and in accordance with applicable rules and regulations of the Securities and Exchange Commission (“Commission”). In connection with the Note and Series D Warrants, each of the parties thereto may have made customary representations, warranties and covenants, which were made by the parties to and solely for the benefit of each other and any expressly intended third party beneficiaries in the context of all of the terms and conditions of the agreements and in the context of the specific relationship between the parties. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants. Furthermore, investors and stockholders should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or continuing intentions of the parties, since they were only made as of the date of the Note. Information concerning the subject matter of such representations, warranties and covenants may change, which subsequent information may or may not be fully reflected in the Company’s reports or other filings with the Commission.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated into this Item 3.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Form of Series D Warrant.
10.1	Secured Convertible Promissory Note dated July 2, 2018.

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Windtree Therapeutics, Inc.

By: /s/ Craig Fraser

Craig Fraser

President and Chief Executive Officer

Date: July 6, 2018